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                                                                    Exhibit 99.1


Contact: MEDIA:                                      INVESTOR:
         ------                                      ---------
         BRISTOL-MYERS SQUIBB                        BRISTOL-MYERS SQUIBB
         Peggy Ballman                               Timothy Cost
         (609) 252-3366                              (212) 546-4103
         margaret.ballman@bms.com                    timothy.cost@bms.com
         ------------------------



                   BRISTOL-MYERS SQUIBB TO RE-FILE VANLEV NDA
                   ------------------------------------------

         (NEW YORK, September 25, 2001) - Bristol-Myers Squibb Company (NYSE:BMY) announced today that it expects to re-file its New Drug Application
(NDA) with the U.S. Food and Drug Administration (FDA) for VANLEV (R), its novel medicine for the treatment of hypertension.

         Peter R. Dolan, chairman and chief executive officer of Bristol-Myers Squibb, said, "We are pleased to announce that after review and analysis of the results of our landmark 25,000 patient OCTAVE* study of VANLEV, we expect to make our submission for the use of VANLEV in hypertension to the FDA by the end of 2001."

         VANLEV was compared in the OCTAVE study to enalapril, one of the widely-used class of antihypertensive drugs known as ACE inhibitors. The company also noted that its separate clinical study known as OVERTURE**, which is investigating VANLEV in the treatment of congestive heart failure, is expected to be completed early next year.

         The company earlier reported that, pending supportive results from the OCTAVE study, it expected to make a decision to re-file its NDA

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in the September/October timeframe. To preserve the integrity of the NDA review, the company said it does not intend to publicly disclose OCTAVE data until the FDA has completed is review process of the NDA submission.

         This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that may be identified by terminology such as "expects" and other words or terms of similar expression or meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, uncertainties relating to product development, unexpected regulatory delays and government regulation generally. For further details and a discussion of these and other risks and uncertainties, see the company's Securities Exchange and Commission fillings, including the company's 2000 annual report on Form 10K. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                      # # #

*OCTAVE (Omapatrilat Cardiovascular Treatment Assessment Versus Enalapril)

**OVERTURE (Omapatrilat Versus Enalapril Randomized Trial of Utility in Reducing Events)